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                                                                    EXHIBIT 99.1


(NORTHERN BORDER
PIPELINE COMPANY
LOGO)



                                             News          13710 FNB Parkway
                                             Release       Omaha, NE 68154-5200

                                                      For Further Information,
                                                      Contact:

                                                      Media Contact:
                                                      Beth Jensen
                                                      (402) 492-3400

                                                      Investor Contact:
                                                      Ellen Konsdorf
                                                      (877) 208-7318



NORTHERN BORDER PIPELINE COMPANY FILES RATE CASE SETTLEMENT

FOR IMMEDIATE RELEASE:  Monday, September 18, 2006

         OMAHA, Neb. -- Sept.18, 2006 -- Northern Border Pipeline Company, which is jointly owned by ONEOK Partners, L.P. (NYSE: OKS) and TC PipeLines, LP (Nasdaq: TCLP), announced today that it has filed a stipulation and agreement that documents the settlement in its pending rate case with the Federal Energy Regulatory Commission (FERC). The settlement was reached between Northern Border and its participant customers, is supported by the FERC trial staff, and is expected to be uncontested.

         The settlement establishes maximum long-term rates and charges for transportation on the Northern Border system. Beginning in 2007, overall rates will be reduced, compared with rates prior to the filing, by approximately 5 percent for the full transportation route from Port of Morgan, Mont. to the Chicago area. The previous charge of approximately $0.46 per dekatherm (Dth) will now be approximately $0.44 per Dth. The factors used in calculating depreciation expense are being increased from the current 2.25 percent to 2.40 percent. The settlement also provides for seasonal rates for short-term transportation services. The settlement includes a three-year moratorium on filing rate cases and participants challenging these rates, and requires that Northern Border file a rate case within six years.

         "We are pleased to have reached a fair settlement with the parties to the case. This settlement provides rate certainty for our customers and Northern Border Pipeline for at least three years and potentially up to six years," said Bill Cordes, president, Northern Border Pipeline for

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ONEOK Partners GP, L.L.C., operator of the Northern Border Pipeline. "We look forward to expeditious approval by the FERC."

         After a comment period, the stipulation and agreement describing the settlement is expected to be certified by the administrative law judge presiding over the case and provided to the FERC for approval. Northern Border expects the approval process to be completed by late 2006.

         Northern Border Pipeline Company is a general partnership that owns and operates a 1,249-mile interstate pipeline that transported approximately 22 percent of all Canadian gas imported into the United States in 2005. The partners are a subsidiary of ONEOK Partners, L.P., which operates the pipeline through an affiliate, and TC PipeLines, LP, with each owning a 50 percent general partner interest. A subsidiary of ONEOK, Inc. (NYSE: OKE) is general partner of ONEOK Partners, L.P. and, along with its subsidiary, collectively owns 45.7 percent of ONEOK Partners, L.P. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect, wholly-owned subsidiary of TransCanada Corporation.

This press release contains "forward-looking statements" as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.

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